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                                                                   EXHIBIT 99.9

                                    CONSENT
                                      of
                         Deutsche Bank Securities Inc.

   Deutsche Bank Securities Inc. (formerly known as Deutsche Banc Alex. Brown Inc.) hereby consents to (i) the inclusion of its opinion letter, dated as of December 13, 2001, to the Board of Directors of Price Communications Corporation as Annex H to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to it and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY--Opinions of Price Communications' Financial Advisors", "THE TRANSACTIONS--Background of the Transactions", "THE TRANSACTIONS"--Recommendation of the Price Communications Board; Reasons for the Transactions" and "OPINIONS OF FINANCIAL ADVISORS-- Opinion of Deutsche Banc Alex. Brown Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /S/  DEUTSCHE BANK SECURITIES INC.

May 20, 2002

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